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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.   )


                                   LASERSCOPE
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                                (Name of Issuer)


                           Common Stock, no par value
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                         (Title of Class of Securities)


                                    518081104
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                                 (CUSIP Number)


                                  May 17, 2001
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             (Date of Event Which Requires Filing of this Statement)


             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)

                  [X]      Rule 13d-1(c)

                  [ ]      Rule 13d-1(d)


--------------------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NUMBER: 518081104               13G                      PAGE 2 OF 6 PAGES
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      1.        NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                         Michael H. Iles
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      2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                (see instructions)                                        (b)[ ]

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      3.        SEC USE ONLY

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      4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                Canada
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                          5.       SOLE VOTING POWER

                                   See Items 4 and 6
          NUMBER OF
            SHARES      --------------------------------------------------------
         BENEFICIALLY     6.       SHARED VOTING POWER
           OWNED BY
            EACH                   0
          REPORTING     --------------------------------------------------------
           PERSON         7.       SOLE DISPOSITIVE POWER
            WITH:
                                   See Items 4 and 6
                        --------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   0
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      9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                See Items 4 and 6
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     10.        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES (see instructions)                            [ ]

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     11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                See Items 4 and 6
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     12.        TYPE OF REPORTING PERSON (see instructions)

                IN (See Item 6)
================================================================================


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                                                               -----------------
                                                               PAGE 3 OF 6 PAGES
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ITEM 1.

    Item 1(a)  NAME OF ISSUER:                  Laserscope, a California
                                                corporation
    Item 1(b)  ADDRESS OF ISSUER'S
               PRINCIPAL EXECUTIVE OFFICES:     3070 Orchard Drive
                                                San Jose, California 95134-2011

ITEM 2.

    Item 2(a)  NAME OF PERSON FILING:           Michael H. Iles
    Item 2(b)  ADDRESS OF PRINCIPAL
               BUSINESS OFFICE OR, IF NONE,
               RESIDENCE:                       260 Engleburn Avenue
                                                Peterborough, Ontario K9H 1S7
                                                Canada
    Item 2(c)  CITIZENSHIP:                     Canada
    Item 2(d)  TITLE OF CLASS OF SECURITIES:    Common Stock, no par value
                                                ("Common Stock")
    Item 2(e)  CUSIP NUMBER:                    518081104


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a) [ ] Broker or dealer registered under Section 15 of the
                       Act.

               (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

               (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                       Act.

               (d) [ ] Investment company registered under Section 8 of the
                       Investment Company Act of 1940.

               (e) [ ] An investment adviser in accordance with Rule 13d-
                       1(b)(1)(ii)(E).

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

               (h) [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813).

               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

               (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP.
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                                                               PAGE 4 OF 6 PAGES
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               (a)     Amount beneficially owned: 922,000 shares

               (b)     Percent of class: 5.8%

               (c)     Number of shares as to which such person has:

                       (i)     Sole power to vote or to direct the vote:
                               922,000 shares

                       (ii)    Shared power to vote or to direct the vote: none

                       (iii) Sole power to dispose or to direct the disposition of: 922,000 shares

                       (iv) Shared power to dispose or to direct the disposition of: none

See also the response to Item 6, which information is incorporated by reference in this Item 4.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report to the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The record holder of 700,000 shares of the Common Stock covered by this
Schedule 13G is Technology Investors I Limited Partnership, a limited partnership organized under the laws of Ontario (the "Customer") whose sole general partner is a wholly-owned subsidiary of Closeburn Management Ltd., a corporation organized under the laws of Canada ("Closeburn"). Closeburn acts as the investment manager of the Customer, and the Customer has the right to receive any dividends on or proceeds from the sale of such securities. Closeburn is wholly-owned by Michael H. Iles, a citizen of Canada ("Iles"). Because Closeburn is wholly-owned by Iles, Iles may be deemed the beneficial owner of 700,000 shares of the Common Stock covered by this Schedule 13G. Iles is the record holder of 222,000 shares of Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               See Item 6.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.
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                                                               PAGE 5 OF 6 PAGES
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ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                                               PAGE 6 OF 6 PAGES
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       JANUARY 23, 2002
                                                     ---------------------
                                                            (Date)

                                                      /s/ MICHAEL H. ILES
                                                     ---------------------
                                                          (Signature)

                                                        MICHAEL H. ILES
                                                     ---------------------
                                                          (Name/Title)

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

                  NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7 for other parties for whom copies are to be sent.

                  ATTENTION. Intentional misstatements or omissions of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001).